Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

ESSA BANCORP, INC.

AND

FIRST STAR BANCORP, INC.

DATED AS OF DECEMBER 21, 2011

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS		1
1.1.	Certain Definitions	1
ARTICLE II THE MERGER		8
2.1.	Merger	8
2.2.	Effective Time	8
2.3.	Certificate of Incorporation and Bylaws	8
2.4.	Directors and Officers of Surviving Corporation	8
2.5.	Effects of the Merger	9
2.6.	Tax Consequences	9
2.7.	Possible Alternative Structures	9
2.8.	Bank Merger	9
ARTICLE III CONVERSION OF SHARES		10
3.1.	Conversion of First Star Common Stock; Merger Consideration	10
3.2.	Election Procedures	11
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF FIRST STAR		14
4.1.	Standard	14
4.2.	Organization	14
4.3.	Capitalization	14
4.4.	Authority; No Violation	15
4.5.	Consents	16
4.6.	Financial Statements	17
4.7.	Taxes	18
4.8.	No Material Adverse Effect	18
4.9.	Material Contracts; Leases; Defaults	18
4.10.	Ownership of Property; Insurance Coverage	20
4.11.	Legal Proceedings	21
4.12.	Compliance With Applicable Law	21
4.13.	Employee Benefit Plans	22
4.14.	Brokers, Finders and Financial Advisors	25
4.15.	Environmental Matters	26
4.16.	Loan Portfolio and Investment Securities	27
4.17.	Other Documents	28
4.18.	Related Party Transactions	28
4.19.	Deposits	28
4.20.	Antitakeover Provisions Inapplicable; Required Vote	28
4.21.	Registration Obligations	29
4.22.	Risk Management Instruments	29
4.23.	Fairness Opinion	29
4.24.	Trust Accounts	29
4.25.	Intellectual Property	30
4.26.	Labor Matters	30
4.27.	First Star Information Supplied	30
ARTICLE V REPRESENTATIONS AND WARRANTIES OF ESSA		31
5.1.	Standard	31
5.2.	Organization	31

(i)

5.3.	Capitalization	31
5.4.	Authority; No Violation	32
5.5.	Consents	33
5.6.	Financial Statements	33
5.7.	Taxes	34
5.8.	No Material Adverse Effect	35
5.9.	Ownership of Property; Insurance Coverage	35
5.10.	Legal Proceedings	35
5.11.	Compliance With Applicable Law	36
5.12.	Employee Benefit Plans	37
5.13.	Environmental Matters	38
5.14.	Securities Documents	38
5.15.	Brokers, Finders and Financial Advisors	39
5.16.	ESSA Common Stock	39
5.17.	ESSA Information Supplied	39
5.18.	PBCL Sections 2538 and 2553	39
ARTICLE VI COVENANTS OF FIRST STAR		39
6.1.	Conduct of Business	39
6.2.	Current Information	43
6.3.	Access to Properties and Records	44
6.4.	Financial and Other Statements	45
6.5.	Maintenance of Insurance	46
6.6.	Disclosure Supplements	46
6.7.	Consents and Approvals of Third Parties	46
6.8.	All Reasonable Efforts	46
6.9.	Failure to Fulfill Conditions	46
6.10.	No Solicitation	46
6.11.	Board of Directors and Committee Meetings	49
6.12.	First Star Preferred Stock	49
6.13.	Notice of Redemption	50
ARTICLE VII COVENANTS OF ESSA		50
7.1.	Conduct of Business	50
7.2.	Current Information	50
7.3.	Financial and Other Statements	51
7.4.	Disclosure Supplements	51
7.5.	Consents and Approvals of Third Parties	51
7.6.	All Reasonable Efforts	51
7.7.	Failure to Fulfill Conditions	51
7.8.	Employee Benefits	51
7.9.	Directors and Officers Indemnification and Insurance	53
7.10.	Stock Listing	55
7.11.	Stock and Cash Reserve	55
ARTICLE VIII REGULATORY AND OTHER MATTERS		55
8.1.	First Star Shareholder Meeting	55
8.2.	Proxy Statement-Prospectus	55
8.3.	Regulatory Approvals	56

(ii)

ARTICLE IX CLOSING CONDITIONS		57
9.1.	Conditions to Each Party’s Obligations under this Agreement	57
9.2.	Conditions to the Obligations of ESSA under this Agreement	58
9.3.	Conditions to the Obligations of First Star under this Agreement	59
ARTICLE X THE CLOSING		59
10.1.	Time and Place	59
10.2.	Deliveries at the Pre-Closing and the Closing	60
ARTICLE XI TERMINATION, AMENDMENT AND WAIVER		60
11.1.	Termination	60
11.2.	Effect of Termination	62
11.3.	Amendment, Extension and Waiver	63
ARTICLE XII MISCELLANEOUS		63
12.1.	Confidentiality	63
12.2.	Public Announcements	64
12.3.	Survival	64
12.4.	Notices	64
12.5.	Parties in Interest	65
12.6.	Complete Agreement	65
12.7.	Counterparts	65
12.8.	Severability	65
12.9.	Governing Law	66
12.10.	Interpretation	66
12.11.	Specific Performance; Jurisdiction	66

Exhibit A	Form of First Star Voting Agreement
Exhibit B	Form of Bank Merger Agreement

(iii)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of December 21, 2011, by and between ESSA Bancorp, Inc., a Pennsylvania corporation (“ESSA”), and First Star Bancorp, Inc., a Pennsylvania corporation (“First Star”).

WHEREAS, the Board of Directors of each of ESSA and First Star (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and shareholders and (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) has adopted a resolution approving this Agreement and declaring its advisability; and

WHEREAS, in accordance with the terms of this Agreement, First Star will merge with and into ESSA (the “Merger”), and immediately thereafter First Star Bank, a Pennsylvania bank and wholly owned subsidiary of First Star (“FSB”), will be merged with and into ESSA Bank & Trust, a Pennsylvania chartered stock savings and loan association and wholly owned subsidiary of ESSA (“ESSA Bank”); and

WHEREAS, as a condition to the willingness of ESSA to enter into this Agreement, each of the directors and executive officers of First Star has entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with ESSA (the “First Star Voting Agreements”), pursuant to which each such director has agreed, among other things, to vote all shares of common stock of First Star owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the First Star Voting Agreements; and

WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1. Certain Definitions.

As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

“Affiliate” means any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this agreement, and any amendment hereto.

“Applications” means the applications for regulatory approval that are required by the transactions contemplated hereby.

“Bank Merger” shall mean the merger of FSB with and into ESSA Bank, with ESSA Bank as the surviving institution, which merger shall occur immediately following the Merger.

“Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the Department, the OCC, the FRB and the FDIC, which regulates ESSA Bank or FSB, or any of their respective holding companies or subsidiaries, as the case may be.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“Certificate” shall mean certificates evidencing shares of First Star Common Stock and/or First Star Preferred Stock.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the confidentiality agreements referred to in Section 12.1 of this Agreement.

“Department” shall mean the Banking Department of the Commonwealth of Pennsylvania.

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

“Environmental Laws” means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Laws includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ESSA Bank” shall mean ESSA Bank & Trust, a Pennsylvania chartered stock savings and loan association, with its principal offices located at 200 Palmer Street, Stroudsburg, Pennsylvania, which is a wholly owned subsidiary of ESSA.

“ESSA” shall mean ESSA Bancorp, Inc., a Pennsylvania corporation, with its principal executive offices located at 200 Palmer Street, Stroudsburg, Pennsylvania 18360.

“ESSA Closing Price” shall mean, as of any date, the average of the closing sales price of a share of ESSA Common Stock, as reported on Nasdaq for the thirty (30) consecutive trading days ending on the second trading day preceding the date as of which the ESSA Closing Price is determined.

“ESSA Common Stock” shall mean the common stock, par value $.01 per share, of ESSA.

“ESSA Disclosure Schedule” shall mean a written disclosure schedule delivered by ESSA to First Star specifically referring to the appropriate section of this Agreement.

“ESSA Financial Statements” shall mean the (i) the audited consolidated statements of condition (including related notes and schedules) of ESSA and subsidiaries as of September 30, 2011 and 2010 and the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of ESSA and subsidiaries for each of the three years ended September 30, 2011, 2010 and 2009, as set forth in ESSA’s annual report for the year ended September 30, 2011, and (ii) the unaudited interim consolidated financial statements of ESSA and subsidiaries as of the end of each calendar quarter following September 30, 2011, and for the periods then ended, as filed by ESSA in its Securities Documents.

“ESSA Stock Benefit Plan” shall mean the ESSA Bancorp, Inc. 2007 Equity Incentive Plan.

“ESSA Subsidiary” means any corporation, of which more than 50% of the capital stock is owned, either directly or indirectly, by ESSA or ESSA Bank, except any corporation the stock of which is held in the ordinary course of the lending activities of ESSA Bank.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean Registrar & Transfer Company, or such other bank or trust company or other agent designated by ESSA, and reasonably acceptable to First Star, which shall act as agent for ESSA in connection with the exchange procedures for converting Certificates into the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.2.1.

“Exchange Ratio” shall have the meaning set forth in Section 3.1.3.

“FDIA” shall mean the Federal Deposit Insurance Act, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean the Federal Home Loan Bank of Pittsburgh.

“FSB” shall mean First Star Bank, a Pennsylvania bank, with its principal offices located at 418 West Broad Street, Bethlehem, Pennsylvania, 18018

“First Star Common Stock” shall mean the common stock, par value $1.00 per share, of First Star.

“First Star Delinquent Loans” shall mean (i) all loans with principal and/or interest that are 60-89 days past due, (ii) all loans with principal and/or interest that are at least 90 days past due and still accruing, (iii) all loans with principal and/or interest that are nonaccruing, (iv) troubled debt restructuring, (v) other real estate owned, and (vi) net charge-offs from October 1, 2011 through the last business day immediately prior to the Closing Date.

“First Star Disclosure Schedule” shall mean a written disclosure schedule delivered by First Star to ESSA specifically referring to the appropriate section of this Agreement.

“First Star Financial Statements” shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of First Star and subsidiaries as of June 30, 2011, 2010 and 2009 and the consolidated statements of operations, stockholders’ equity and cash flows (including related notes and schedules, if any) of First Star and subsidiaries for each of the three years ended June 30, 2011, 2010 and 2009, and (ii) the unaudited interim consolidated financial statements of First Star and subsidiaries as of the end of each calendar quarter following June 30, 2011 (and for the periods then ended), through the Closing Date.

“First Star Preferred Stock” shall have the meaning set forth in Section 4.3

“First Star Recommendation” shall have the meaning set forth in Section 8.1.

“First Star Regulatory Agreement” shall have the meaning set forth in Section 4.12.3.

“First Star Regulatory Reports” means the call reports, including any accompanying schedules, as filed by FSB with the FDIC, for each calendar quarter beginning with the quarter ended September 30, 2011 through the Closing Date, and all other reports and filings submitted by FSB or First Star to a Bank Regulator from September 30, 2011 through the Closing Date.

“First Star Shareholders Meeting” shall have the meaning set forth in Section 8.1.

“First Star Subordinated Debentures” shall have the meaning set forth in Section 4.3.1.

“First Star Subsidiary” means any corporation, of which more than 50% of the capital stock is owned, either directly or indirectly, by First Star or FSB, except any corporation the stock of which is held in the ordinary course of the lending activities of FSB.

“FRB” shall mean the Federal Reserve Board of Governors.

“FSB” shall mean First Star Bank, a Pennsylvania bank, with its principal offices located at 418 West Broad Street, Bethlehem, Pennsylvania 18018, which is a wholly owned subsidiary of First Star.

“GAAP” shall mean accounting principles generally accepted in the United States of America, consistently applied with prior practice.

“Governmental Entity” shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“HOLA” shall mean the Home Owners’ Loan Act, as amended.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known after due inquiry by the executive officers (as defined in Rule 3b-7 under the Exchange Act) of such Person, and in the case of First Star shall include, without limitation, those persons set forth in First Star Disclosure Schedule 1.1, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other material written notice received by that Person.

“Material Adverse Effect” shall mean, with respect to ESSA or First Star, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of ESSA and the ESSA Subsidiaries taken as a whole, or First Star and the First Star Subsidiaries taken as a whole, respectively, or (ii) does or would materially impair the ability of either First Star, on the one hand, or ESSA, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or governmental agencies, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (d) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement, or (e) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects either or both of the parties or any of their Subsidiaries. In addition, and without regard to any other provision of this Agreement, and without limiting other events or circumstances that may constitute a “Material Adverse Effect”, a “Material Adverse Effect” shall include, solely with respect to First Star, the following circumstances: (1) if the aggregate amount of First Star Delinquent Loans equals or exceeds $19.3 million as of any month end prior to the Closing Date, and/or (2) if from the period commencing October 1, 2011 and through the Closing Date, the First Star investment portfolio realizes cumulative net losses from either (i) securities sales, or (ii) other than temporary impairment write-downs, which in the aggregate exceed $4.25 million as of any month end prior to the Closing Date.

“Material Contracts” shall have the meaning set forth in Section 4.9.3.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other hazardous or toxic materials regulated under Environmental Laws.

“Merger” shall have the meaning set forth in the preamble.

“Merger Consideration” shall mean the combination of Stock Consideration and Cash Consideration in an aggregate per share amount to be paid by ESSA for each share of First Star Common Stock, as set forth in Section 3.1.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of ESSA Common Stock to be offered to holders of First Star Common Stock in connection with the Merger.

“Nasdaq” shall mean the Nasdaq Global Select Market.

“OCC” shall mean the Office of the Comptroller of the Currency.

“PBCL” shall mean the Pennsylvania Business Corporation Law.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” shall have the meaning set forth in Section 4.13.2.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.1.

“Regulatory Approvals” means the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger, the Bank Merger and the related transactions contemplated by this Agreement (including the approval of the relevant Bank Regulators for the distribution of a cash dividend from ESSA Bank to ESSA prior to the Closing Date to provide the Cash Merger Consideration and pay off all outstanding First Star Junior Subordinated Debentures issued through First Star Capital Trust II).

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Significant Subsidiary” shall have the meaning set forth in Rule 1-02 of SEC Regulation S-X promulgated under the Securities Act and the Exchange Act.

“Surviving Corporation” shall have the meaning set forth in Section 2.1 hereof.

“Termination Date” shall mean September 30, 2012.

“Treasury Stock” shall have the meaning set forth in Section 3.1.2.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1. Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (a) First Star shall merge with and into ESSA, with ESSA as the resulting or surviving corporation (the “Surviving Corporation”); and (b) the separate existence of First Star shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of First Star shall be vested in and assumed by ESSA. As part of the Merger, each share of First Star Common Stock and First Star Preferred Stock (other than Treasury Stock) will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III hereof. Immediately after the Merger, FSB shall merge with and into ESSA Bank, with ESSA Bank as the resulting institution.

2.2. Effective Time.

The closing (“Closing”) shall be that date and time (the “Closing Date”) selected by ESSA upon no less than two business days written notice to First Star, and shall occur no later than the close of business on the tenth business day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or such other date that may be agreed to in writing by the parties. The Merger shall be effected by the filing of Articles of Merger with the Pennsylvania Department of State on the Closing Date, in accordance with the PBCL. The “Effective Time” means the date and time upon which the certificate of merger is filed with the Pennsylvania Department of State, or as otherwise stated in the certificate of merger, in accordance with the PBCL.

2.3. Certificate of Incorporation and Bylaws.

The Certificate of Incorporation and Bylaws of ESSA as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law.

2.4. Directors and Officers of Surviving Corporation.

Effective immediately after the Closing Date, Joseph Svetik shall be appointed and elected to the ESSA and ESSA Bank Boards of Directors. If Mr. Svetik is unwilling or unable to become a director of ESSA and ESSA Bank, one director of First Star (as of the date hereof and as of the Effective Time), as mutually agreed to by ESSA, ESSA Bank, First Star and First Star Bank, shall be appointed and elected to the ESSA and ESSA Bank Boards of Directors, effective immediately after the Closing Date. All other directors of ESSA and ESSA Bank prior to the Effective Time shall remain directors thereof following the Effective Time.

2.5. Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in the PBCL.

2.6. Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Closing, neither ESSA, First Star nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. ESSA and First Star each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinion contemplated by Section 9.1.6, which certificates shall be effective as of the date of such opinion.

2.7. Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time ESSA shall be entitled to revise the structure of the Merger and the Bank Merger, including without limitation, by merging First Star into a wholly-owned subsidiary of ESSA, provided that (i) any such subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement (ii) there are no adverse Federal or state income tax or other adverse tax consequences to First Star shareholders as a result of the modification; (iii) the consideration to be paid to the holders of First Star Common Stock under this Agreement is not thereby changed in kind or value or reduced in amount; and (iv) such modification will not delay or jeopardize the receipt of Regulatory Approvals or other consents and approvals relating to the consummation of the Merger and the Bank Merger, otherwise delay or jeopardize the satisfaction of any condition to Closing set forth in Article IX or otherwise adversely affect First Star or the holders of First Star Common Stock. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.8. Bank Merger.

ESSA and First Star shall use their reasonable best efforts to cause the Bank Merger to occur as soon as practicable after the Effective Time. In addition, following the execution and delivery of this Agreement, ESSA will cause ESSA Bank, and First Star will cause FSB, to execute and deliver the Plan of Bank Merger substantially in the form attached to this Agreement as Exhibit B.

ARTICLE III

CONVERSION OF SHARES

3.1. Conversion of First Star Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of ESSA, ESSA Bank, First Star or the holders of any of the shares of First Star Common Stock or First Star Preferred Stock , the Merger shall be effected in accordance with the following terms:

3.1.1. Each share of ESSA Common Stock and ESSA Bank common stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2. All shares of First Star Common Stock held in the treasury of First Star and each share of First Star Common Stock owned by ESSA prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (“Treasury Stock”) shall, at the Effective Time, cease to exist, and such shares, including any Certificates therefor, shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.3. Each outstanding share of First Star Common Stock and First Star Preferred Stock (as defined in Section 4.3 herein) with respect to which an election to receive ESSA Common Stock has been effectively made and not revoked or lost, pursuant to Section 3.2.3 (a “Stock Election”), shall be converted into the right to receive (i) 1.0665 (the “Exchange Ratio”) of a share of ESSA Common Stock, subject to adjustment as provided in Sections 3.1.6, 3.1.9, 3.2 and 11.1.9 (the “Stock Consideration”) (collectively, the “Stock Election Shares”).

3.1.4. Each outstanding share of First Star Common Stock and First Star Preferred Stock with respect to which an election to receive cash has been effectively made and not revoked or lost, pursuant to Section 3.2.3 (a “Cash Election”), shall be converted into the right to receive a cash payment, without interest, equal to the cash value represented by ESSA Closing Price multiplied by the Exchange Ratio, except as modified in Section 3.1.6 (the “Cash Consideration”), subject to adjustment in Sections 3.1.6, 3.1.9, 3.2 and 11.19 (collectively, the “Cash Election Shares”).

3.1.5. Each outstanding share of First Star Common Stock and First Star Preferred Stock other than as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost, pursuant to Section 3.2.3 (collectively, “Non-Election Shares”), shall be converted into the right to receive such Stock Consideration and/or Cash Consideration as shall be determined in accordance with Section 3.2.

3.1.6. If the ESSA Closing Price is between $9.77 per share and $11.94 per share, then the Exchange Ratio shall be 1.0665. If the ESSA Closing Price is greater than $11.94 per share but less than $13.03 per share, then the Exchange Ratio shall be a quotient (a) the numerator of which is $12.73 and (b) the denominator of which is the ESSA Closing price, and the Cash Consideration shall be $12.73. If the ESSA Closing Price is greater than $8.67 per share and less than $9.77 per share, the Exchange Ratio shall be a quotient (a) the numerator of which is $10.42 and (b) the denominator of which is the ESSA Closing Price, and the Cash Consideration shall be $10.42. If the ESSA Closing Price is greater than $13.02 per share, the Exchange Ratio shall be 0.9780. If the ESSA Closing Price is less than $8.68 per share, the Exchange Ratio shall be 1.2004.

3.1.7. Upon the Effective Time, outstanding shares of First Star Common Stock and First Star Preferred Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this Section 3.1 represent only the right to receive the Merger Consideration and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by First Star on such shares in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

3.1.8. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of ESSA Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to ESSA Common Stock shall be payable on or with respect to any fractional share interests, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of ESSA. In lieu of the issuance of any such fractional share, ESSA shall pay to each former holder of First Star Common Stock or First Star Preferred Stock who otherwise would be entitled to receive a fractional share of ESSA Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the ESSA Closing Price as of the Closing Date. For purposes of determining any fractional share interest, all shares of First Star Common Stock or First Star Preferred Stock owned by a First Star shareholder shall be combined so as to calculate the maximum number of whole shares of ESSA Common Stock issuable to such First Star shareholder.

3.1.9. If ESSA changes (or the ESSA Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of ESSA Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Merger Consideration (and any other dependent items) will be adjusted proportionately to account for such change.

3.2. Election Procedures.

3.2.1. Holders of record of First Star Common Stock and First Star Preferred Stock may elect to receive shares of ESSA Common Stock or cash in exchange for their shares of First Star Common Stock or First Star Preferred Stock, respectively. The total number of shares of First Star Common Stock and First Star Preferred Stock to be converted into Stock Consideration pursuant to this Section 3.2.1 shall be equal to the product obtained by multiplying (x) the number of shares of First Star Common Stock and First Star Preferred Stock outstanding immediately prior to the Effective Time by (y) 0.50 (the “Stock Conversion Number”). All other shares of First Star Common Stock and First Star Preferred Stock shall be converted into Cash Consideration. Notwithstanding any other section herein, in no event shall the aggregate Cash Consideration exceed 50% of the aggregate Merger Consideration.

3.2.2. An election form and other appropriate customary transmittal material in such form as ESSA and First Star shall mutually agree (“Election Form”) will be mailed no more than forty (40) business days and no less than twenty (20) business days prior to the Election Deadline or on such earlier date as ESSA and First Star shall mutually agree (the “Mailing Date”) to each holder of record of First Star Common Stock and First Star Preferred Stock permitting such holder, subject to the allocation and election procedures set forth in this Section 3.2, (i) to specify the number of shares of First Star Common Stock and First Star Preferred Stock owned by such holder with respect to which such holder desires to make a Cash Election in accordance with the provision of Section 3.1.4, (ii) to specify the number of shares of First Star Common Stock and First Star Preferred Stock owned by such holder with respect to which such holder desires to make a Stock Election, in accordance with the provision of Section 3.1.3, or (iii) to indicate that such record holder has no preference as to the receipt of cash or ESSA Common Stock for such shares. Holders of record of shares of First Star Common Stock and First Star Preferred Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of First Star Common Stock and First Star Preferred Stock held by each Representative for a particular beneficial owner. Any shares of First Star Common Stock and First Star Preferred Stock with respect to which the holder thereof shall not, as of the Election Deadline (as defined in Section 3.2.3), have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares. ESSA shall make available one or more Election Forms as may reasonably be requested in writing from time to time by all Persons who become holders (or beneficial owners) of First Star Common Stock between the record date for the initial mailing of Election Forms and the close of business on the business day prior to the Election Deadline (as defined in Section 3.2.3), and First Star shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

3.2.3. The term “Election Deadline”, as used below, shall mean 5:00 p.m., Eastern time, on the later of (i) the date of the First Star Shareholders Meeting and (ii) the date that ESSA and First Star shall agree is as near as practicable to five (5) business days prior to the expected Closing Date. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the Person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. The Certificate or Certificates relating to any revoked Election Form shall be promptly returned without charge to the Person submitting the Election Form to the Exchange Agent. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither ESSA nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

3.2.4. No later than three (3) business days after the Effective Time, ESSA shall cause the Exchange Agent to effect the allocation among holders of First Star Common Stock and First Star Preferred Stock of rights to receive the Cash Consideration and the Stock Consideration as set forth in Sections 3.2.5 and 3.2.6.

3.2.5. If the aggregate number of shares of First Star Common Stock and First Star Preferred Stock with respect to which Stock Elections shall have been made (the “Stock Election Number”) exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) the fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holders’ Stock Election Shares being converted into the right to receive the Cash Consideration.

3.2.6. If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A) If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B) If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration and Cash Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FIRST STAR

4.1. Standard. First Star represents and warrants to ESSA that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the First Star Disclosure Schedules delivered by First Star to ESSA on the date hereof, and except as to any representation or warranty which relates to a specific date. First Star has made a good faith effort to ensure that the disclosure on each schedule of the First Star Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the First Star Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. References to the Knowledge of First Star shall include the Knowledge of FSB.

4.2. Organization.

4.2.1. First Star is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and is duly registered as a bank holding company under the BHCA. First Star has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

4.2.2. FSB is a Pennsylvania bank duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. The deposits of FSB are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by FSB when due. FSB is a member in good standing of the FHLB and owns the requisite amount of stock therein.

4.2.3. First Star Disclosure Schedule 4.2.3 sets forth each First Star Subsidiary. Each First Star Subsidiary is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

4.2.4. The respective minute books of First Star, FSB and each other First Star Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

4.2.5. Prior to the date of this Agreement, First Star has made available to ESSA true and correct copies of the articles of incorporation or charter and bylaws of First Star, FSB and each other First Star Subsidiary.

4.3. Capitalization.

4.3.1. The authorized capital stock of First Star consists of (i) 10,000,000 shares of common stock, $1.00 par value per share, of which 1,183,438 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights and (ii) 2,500,000 shares of convertible preferred stock, no par value, of which (a) 116,785 shares are First Star Permanent Non-Cumulative Convertible Preferred Stock, Series A (“First Star Series A Preferred Stock”) and (b) 459,613 shares are Permanent Noncumulative Convertible Preferred Stock, Series B (“First Star Series B Preferred Stock,” collectively with the First Star Series A Preferred Stock, the “First Star Preferred Stock”). In addition, there is $1,460,000 of First Star Adjustable Rate Mandatorily Convertible Subordinated Debentures (“First Star Subordinated Debentures”) outstanding, which automatically convert into 426,266 shares of First Star Series A Preferred Stock on January 1, 2012. There are 25,600 shares of First Star Common Stock held by First Star as treasury stock. Neither First Star nor any First Star Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of First Star Common Stock, or any other security of First Star or an First Star Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of First Star Common Stock or any other security of First Star or any First Star Subsidiary, other than (i) trust preferred securities issued by First Star Capital Trust II in the amount of $8,248,000 (the “Trust”); and (ii) the guarantee issued by First Star to the holders of the capital securities issued by the Trust. There are no outstanding options or warrants to purchase First Star Common Stock.

4.3.2. First Star owns all of the capital stock of FSB, free and clear of any lien or encumbrance. Except for the First Star Subsidiaries, First Star does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of First Star Subsidiaries, equity interests held by First Star Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of First Star Subsidiaries, including stock in the FHLB. Either First Star or FSB owns all of the outstanding shares of capital stock of each First Star Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature, except that, in the case of the Trust, First Star owns 100% of the common stock, the only class of voting security issued by the Trust, and less than 100% of the preferred securities.

4.3.3. Except as disclosed on First Star Disclosure Schedule 4.3.3., to First Star’s Knowledge, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of First Star Common Stock.

4.4. Authority; No Violation.

4.4.1. First Star has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by First Star’s shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by First Star and the consummation by First Star of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of First Star, and no other corporate proceedings on the part of First Star, except for the approval of the First Star shareholders, is necessary to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by First Star, and subject to approval by the shareholders of First Star and receipt of the Regulatory Approvals and due and valid execution and delivery of this

Agreement by ESSA, constitutes the valid and binding obligation of First Star, enforceable against First Star in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

4.4.2. Subject to receipt of Regulatory Approvals and First Star’s and ESSA’s compliance with any conditions contained therein, and to the receipt of the approval of the shareholders of First Star, (A) the execution and delivery of this Agreement by First Star, (B) the consummation of the transactions contemplated hereby, and (C) compliance by First Star with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of First Star or any First Star Subsidiary or the charter and bylaws of FSB; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to First Star or any First Star Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of First Star or FSB under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which First Star or FSB is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on First Star and the First Star Subsidiaries taken as a whole.

4.5. Consents.

Except for (a) the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing of the Articles of Merger with the Pennsylvania Department of State, (c) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (d) approval of the listing of ESSA Common Stock to be issued in the Merger on the Nasdaq, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of ESSA Common Stock pursuant to this Agreement, and (f) the approval of this Agreement by the requisite vote of the shareholders of First Star, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to First Star’s Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by First Star, and (y) the completion of the Merger and the Bank Merger by First Star. First Star has no reason to believe that any Regulatory Approvals or other required consents or approvals will not be received.

4.6. Financial Statements.

4.6.1. First Star has previously made available to ESSA the First Star Regulatory Reports. The First Star Regulatory Reports, to the extent they contain financial information, have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

4.6.2. First Star has previously made available to ESSA the First Star Financial Statements. The First Star Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments and to any other adjustments described therein), the consolidated financial position, results of operations and cash flows of First Star and the First Star Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto.

4.6.3. At the date of each balance sheet included in the First Star Financial Statements or the First Star Regulatory Reports, neither First Star nor FSB, as applicable, had any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such First Star Financial Statements or First Star Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.6.4. The records, systems, controls, data and information of First Star and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of First Star or its Subsidiaries or accountants (including all means of access thereto and there from), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 4.6.4. First Star (x) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, which system has been reviewed by First Star’s external auditors, and (y) has disclosed to First Star’s outside auditors and the audit committee of First Star’s Board of Directors (i) any fraud, whether or not material, that involves management or other employees who have a significant role in First Star’s internal control over financial reporting. These disclosures (if any) were made in writing by management to First Star’s auditors and audit committee and a copy has previously been made available to ESSA.

4.6.5. Since June 30, 2011, (i) neither First Star nor any of its Subsidiaries nor, to the Knowledge of First Star, any director, officer, employee, auditor, accountant or representative of First Star or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of First Star or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that First Star or any of its Subsidiaries has engaged in illegal accounting or auditing practices, and (ii) no attorney representing First Star or any of its Subsidiaries, whether or not employed by First Star or any of its Subsidiaries, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by First Star or any of its officers, directors, employees or agents to the Board of Directors of First Star or any committee thereof or to any director or officer of First Star.

4.7. Taxes.

First Star and the First Star Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). First Star and each First Star Subsidiary has duly filed all federal, state and material local tax returns required to be filed by or with respect to First Star and every First Star Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns, to First Star’s Knowledge, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from First Star and any First Star Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. First Star has received no written notice of, and to First Star’s Knowledge there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of First Star or any First Star Subsidiary, and no written claim has been made by any authority in a jurisdiction where First Star or any First Star Subsidiary does not file tax returns that First Star or any First Star Subsidiary is subject to taxation in that jurisdiction. First Star and the First Star Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. First Star and each First Star Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and First Star and each First Star Subsidiary, to First Star’s Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

4.8. No Material Adverse Effect.

First Star has not suffered any Material Adverse Effect since June 30, 2011 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on First Star.

4.9. Material Contracts; Leases; Defaults.

4.9.1. Except as set forth in First Star Disclosure Schedule 4.9.1, neither First Star nor any First Star Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of First Star or any First Star Subsidiary, except for “at will” arrangements; (ii) any plan, material arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of First Star or any First Star Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of First Star or any First Star Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by First Star or any First Star Subsidiary; (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which First Star or any First Star Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to ESSA or any ESSA Subsidiary; (vi) any other agreement, written or oral, that obligates First Star or any First Star Subsidiary for the payment of more than $25,000 annually or for the payment of more than $50,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment (other than agreements for commercially available “off-the- shelf” software), or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by First Star or any First Star Subsidiary (it being understood that any non-compete or similar provision shall be deemed material, but any limitation on the scope of any license granted under any such agreement shall not be deemed material).

4.9.2. Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger or the Bank Merger by virtue of the terms of any such lease, is listed in First Star Disclosure Schedule 4.9.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, neither First Star nor any First Star Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.9.3. True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 (“Material Contracts”) have been made available to ESSA on or before the date hereof, and are in full force and effect on the date hereof and neither First Star nor any First Star Subsidiary (nor, to the Knowledge of First Star, any other party to any such contract, arrangement or instrument) has materially breached any provision of, or is in default in any respect under any term of, any Material Contract. Except as listed on First Star Disclosure Schedule 4.9.3, no party to any Material Contract will have the right to terminate any or all of the provisions of any such Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.

4.9.4. Since December 31, 2010, through and including the date of this Agreement, except as publicly disclosed by First Star in First Star Regulatory Reports prior to the date hereof, neither First Star nor any First Star Subsidiary has (i) except for (A) normal increases for employees made in the ordinary course of business consistent with past practice, or (B) as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2010 (which amounts have been previously made available to ESSA), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on First Star Disclosure Schedule 4.13.1, as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted any options to purchase shares of First Star Common Stock, or any right to acquire any shares of its capital stock to any executive officer, director or employee, (iii) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (iv) made any material election for federal or state income tax purposes, (v) made any material change in the credit policies or procedures of First Star or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (vi) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments, (vii) entered into any lease of real or personal property requiring annual payments in excess of $50,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (viii) changed any accounting methods, principles or practices of First Star or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.

4.10. Ownership of Property; Insurance Coverage.

4.10.1. First Star and each First Star Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by First Star or each First Star Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the First Star Regulatory Reports and in the First Star Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by an First Star Subsidiary acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the First Star Financial Statements. First Star and the First Star Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by First Star and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

4.10.2. With respect to all material agreements pursuant to which First Star or any First Star Subsidiary has purchased securities subject to an agreement to resell, if any, First Star or such First Star Subsidiary, as the case may be, has a lien or security interest (which to First Star’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.10.3. First Star and each First Star Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither First Star nor any First Star Subsidiary, except as disclosed in First Star Disclosure Schedule 4.10.3, has received notice from any insurance carrier during the past five years that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by First Star or any First Star Subsidiary under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and within the last three years First Star and each First Star Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. First Star Disclosure Schedule 4.10.3 identifies all material policies of insurance maintained by First Star and each First Star Subsidiary as well as the other matters required to be disclosed under this Section.

4.11. Legal Proceedings.

Neither First Star nor any First Star Subsidiary is a party to any, and there are no pending or, to First Star’s Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against First Star or any First Star Subsidiary, (ii) to which First Star or any First Star Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of First Star or FSB to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on First Star.

4.12. Compliance With Applicable Law.

4.12.1. To First Star’s Knowledge, each of First Star and each First Star Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither First Star nor any First Star Subsidiary has received any written notice to the contrary. The Board of Directors of FSB has adopted and FSB has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

4.12.2. Each of First Star and each First Star Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Star; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects and, to the Knowledge of First Star, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

4.12.3. For the period beginning January 1, 2010, neither First Star nor any First Star Subsidiary has received any written notification or, to First Star’s Knowledge, any other communication from any Bank Regulator (i) asserting that First Star or any First Star Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to First Star or any First Star Subsidiary; (iii) requiring, or threatening to require, First Star or any First Star Subsidiary, or indicating that First Star or any First Star Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of First Star or any First Star Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of First Star or any First Star Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “First Star Regulatory Agreement”). First Star Disclosure Schedule 4.12.3 sets forth any First Star Regulatory Agreement that is currently in effect or that was in effect since January 1, 2010. The most recent regulatory rating given to FSB as to compliance with the Community Reinvestment Act (“CRA”) is satisfactory or better.

4.12.4. First Star Disclosure Schedule 4.12.4 sets forth, as of December 31, 2010 and continuing to the date of this Agreement, a schedule of all executive officers and directors of First Star who have outstanding loans from First Star or FSB, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

4.13. Employee Benefit Plans.

4.13.1. First Star Disclosure Schedule 4.13.1 includes a list of all existing bonus, incentive, deferred compensation, supplemental executive retirement plans, pension, retirement,

profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other material benefit policies and procedures), fringe benefit plans, employment, consulting, settlement and change in control agreements and all other material benefit practices, policies and arrangements maintained by First Star or any First Star Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of First Star or any First Star Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “First Star Compensation and Benefit Plans”). Neither First Star nor any First Star Subsidiary has any commitment to create any additional First Star Compensation and Benefit Plan or to materially modify, change or renew any existing First Star Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof. First Star has made available to ESSA true and correct copies of the First Star Compensation and Benefit Plans.

4.13.2. Each First Star Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act (“HIPAA”) and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each First Star Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code is established pursuant to IRS-approved prototype or volume submitter documents or has received a favorable determination letter from the IRS, and First Star is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of First Star or FSB, threatened action, suit or claim relating to any of the First Star Compensation and Benefit Plans (other than routine claims for benefits). Neither First Star nor any First Star Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any First Star Compensation and Benefit Plan that would reasonably be expected to subject First Star or any First Star Subsidiary to a material unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

4.13.3. No liability under Title IV of ERISA has been incurred by First Star or any First Star Subsidiary with respect to any First Star Compensation and Benefit Plan which is subject to Title IV of ERISA (“First Star Pension Plan”) currently or formerly maintained by First Star or any entity which is considered one employer with First Star under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “First Star ERISA Affiliate”) since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to First Star or any First Star ERISA Affiliate of incurring a liability under such Title. No First Star Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each First Star Pension Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such

First Star Pension Plan as of the end of the most recent plan year with respect to the respective First Star Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such First Star Pension Plan as of the date hereof; there is not currently pending with the PBGC any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby). Neither First Star nor any First Star ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA. Neither First Star, nor any First Star ERISA Affiliate, nor any First Star Compensation and Benefit Plan, including any First Star Pension Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which First Star, any First Star ERISA Affiliate, and any First Star Compensation and Benefit Plan, including any First Star Pension Plan or any such trust or any trustee or administrator thereof, could reasonably be expected to be subject to either a civil liability or penalty pursuant to Section 409, 502(i) or 502(l) of ERISA or a tax imposed pursuant to Chapter 43 of the Code.

4.13.4. All material contributions required to be made under the terms of any First Star Compensation and Benefit Plan have been timely made, and all anticipated contributions and funding obligations are accrued on First Star’s consolidated financial statements to the extent required by GAAP. First Star and each First Star Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable First Star Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

4.13.5. Neither First Star nor any First Star Subsidiary has any obligations to provide retiree health, life insurance, or disability insurance, or, except as set forth in First Star Disclosure Schedule 4.13.5, any retiree death benefits under any First Star Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. Except as set forth in First Star Disclosure Schedule 4.13.5, there has been no communication to employees by First Star or any First Star Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits, other than as set forth in First Star Disclosure Schedule 4.13.5.

4.13.6. First Star and its Subsidiaries do not maintain any First Star Compensation and Benefit Plans covering employees who are not United States residents.

4.13.7. With respect to each First Star Compensation and Benefit Plan, if applicable, First Star has provided or made available to ESSA copies of the: (A) trust instruments and insurance contracts; (B) three most recent Forms 5500 filed with the IRS; (C) three most recent actuarial reports and financial statements; (D) most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last three years; (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests); and (H) PBGC Form 500 and 501 filings, along with the Notice of Intent to Terminate, ERISA Section 204(h) Notice, Notice of Plan Benefits, and all other documentation related to the termination of any First Star Pension Plan.

4.13.8. Except as provided in First Star Disclosure Schedule 4.13.8, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) entitle any employee or independent contractor to terminate any plan, agreement or arrangement without cause and continue to accrue future benefits thereunder, or result in the vesting or acceleration of any benefits under any First Star Compensation and Benefit Plan, (C) result in any material increase in benefits payable under any First Star Compensation and Benefit Plan, or (D) entitle any current or former employee, director or independent contractor of First Star or any First Star Subsidiary to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the Code).

4.13.9. Except as disclosed in First Star Disclosure Schedule 4.13.9, neither First Star nor any First Star Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

4.13.10. Except as disclosed in First Star Disclosure Schedule 4.13.10, all deferred compensation plans, programs or arrangements are exempt from, or in material compliance with, both in form and operation, Section 409A of the Code and all guidance issued thereunder.

4.13.11. Except as disclosed in First Star Disclosure Schedule 4.13.11, there are no stock options, stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the First Star Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

4.13.12. First Star Disclosure Schedule 4.13.12 sets forth, as of the payroll date immediately preceding the date of this Agreement, a list of the full names of all officers, and employees whose annual rate of salary is $50,000 or greater, of FSB or First Star, their title and rate of salary, and their date of hire.

4.14. Brokers, Finders and Financial Advisors.

Neither First Star nor any First Star Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Keefe Bruyette & Woods, Inc. (“KBW”) and The Kafafian Group, Inc. by First Star and the fees payable pursuant thereto. A true and correct copy of the engagement agreements with KBW and The Kafafian Group, Inc., setting forth the fees payable to KBW and The Kafafian Group, Inc. for services rendered to First Star in connection with the Merger and transactions contemplated by this Agreement, is attached to First Star Disclosure Schedule 4.14.

4.15. Environmental Matters.

4.15.1. Except as may be set forth in First Star Disclosure Schedule 4.15 and any Phase I Environmental Report identified therein, with respect to First Star and each First Star Subsidiary:

(A) To the Knowledge of First Star, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it (including Participation Facilities) (including, without limitation, in a fiduciary or agency capacity), or on which it holds a lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon First Star or any First Star Subsidiary. To the Knowledge of First Star, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to First Star or any First Star Subsidiary by reason of any Environmental Laws. Neither First Star nor any First Star Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that First Star or any First Star Subsidiary or the operation or condition of any property ever owned, operated (including Participation Facilities), or held as collateral or in a fiduciary capacity by any of them are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon First Star or any First Star Subsidiary;

(B) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the First Star ‘s Knowledge, threatened, before any court, governmental agency or other forum against First Star or any First Star Subsidiary (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by First Star or any First Star Subsidiary;

(C) To First Star’s Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by First Star or any of the First Star Subsidiaries, and to First Star’s Knowledge, no underground storage tanks have been closed or removed from any properties owned or operated by First Star or any of the First Star Subsidiaries or any Participation Facility except in compliance with Environmental Laws in all material respects; and

(D) “Participation Facility” means any facility in which First Star or its Subsidiaries participates in the management, whether as a fiduciary, lender in control of the facility, owner or operator.

4.16. Loan Portfolio and Investment Securities.

4.16.1. The allowance for loan losses reflected in First Star’s audited consolidated balance sheet at June 30, 2011 was, and the allowance for loan losses shown on the balance sheets in First Star’s Financial Statements for periods ending after June 30, 2011 was, adequate, as of the date thereof, under GAAP.

4.16.2. First Star Disclosure Schedule 4.16.2 sets forth a listing, as of September 30, 2011, by account, of: (A) all loans (including loan participations) of FSB or any other First Star Subsidiary that have been accelerated during the past twelve months; (B) all loan commitments or lines of credit of FSB or any other First Star Subsidiary which have been terminated by FSB or any other First Star Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (C) each borrower, customer or other party which has notified FSB or any other First Star Subsidiary during the past twelve months of, or has asserted against FSB or any other First Star Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of FSB, each borrower, customer or other party which has given FSB or any other First Star Subsidiary any oral notification of, or orally asserted to or against FSB or any other First Star Subsidiary, any such claim; (D) all loans, (1) that are contractually past due 60 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are contractually past due 90 days or more in the payment of principal and/or interest days or more and still accruing; (4) classified as troubled debt restructurings; (5) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (6) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (7) where a specific reserve allocation exists in connection therewith, and (E) all assets classified by FSB or any FSB Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all real estate owned and other assets currently held that were acquired through foreclosure or in lieu of foreclosure. Disclosure Schedule 4.16.2 may exclude any individual loan with a principal outstanding balance of less than $50,000.

4.16.3. All loans receivable (including discounts) and accrued interest entered on the books of First Star and the First Star Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of First Star’s or the appropriate First Star Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. To the Knowledge of First Star, the loans, discounts and the accrued interest reflected on the books of First Star and the First Star Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by First Star or the appropriate First Star Subsidiary free and clear of any liens.

4.16.4. The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

4.16.5. First Star and FSB and each of their subsidiaries have good and marketable title to all securities owned by them, free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of First Star and FSB or any of their subsidiaries. Such securities are valued on the books of First Star in accordance with GAAP in all material respects. First Star and FSB and each of their subsidiaries that own securities employ investment, securities, risk management and other policies, practices and procedures which First Star believes are prudent and reasonable.

4.17. Other Documents.

First Star has made available to ESSA copies of its (i) annual reports for the years ended June 30, 2011, 2010 and 2009, and (ii) proxy materials used or for use in connection with its meetings of shareholders held in 2011, 2010 and 2009.

4.18. Related Party Transactions.

Except as set forth in First Star Disclosure Schedule 4.18, neither First Star nor any First Star Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of First Star or any First Star Affiliate. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Item 404 of SEC Regulation S-K promulgated under the Securities Act and the Exchange Act). No loan or credit accommodation to any Affiliate of First Star or any First Star Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. To the Knowledge of First Star, neither First Star nor any First Star Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by First Star is inappropriate.

4.19. Deposits.

As of the date of this Agreement, none of the deposits of First Star or any First Star Subsidiary is a “brokered deposit” as defined in 12 CFR Section 337.6(a)(2).

4.20. Antitakeover Provisions Inapplicable; Required Vote.

Assuming the accuracy of the representations and warranties of ESSA set forth in Section 5.18, the Board of Directors of First Star, to the extent such statute is applicable, taken all action (including appropriate approvals of the Board of Directors of First Star) necessary to exempt ESSA, the Merger, the Merger Agreement and the transactions contemplated hereby from Chapter 25 of the PBCL. Assuming the accuracy of the representations and warranties of ESSA set forth in Section 5.18, the affirmative vote of a majority of the issued and outstanding shares of First Star Common Stock is required to approve this Agreement and the Merger under First Star’s certificate of incorporation and the PBCL. First Star shareholders do not have dissenters’ rights with respect to the Merger under the PBCL.

4.21. Registration Obligations.

Neither First Star nor any First Star Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.22. Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for First Star’s own account, or for the account of one or more of First Star’s Subsidiaries or their customers (all of which are set forth in First Star Disclosure Schedule 4.22), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of First Star, with counterparties believed to be financially responsible at the time; and to First Star’s Knowledge each of them constitutes the valid and legally binding obligation of First Star or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither First Star nor any First Star Subsidiary, nor to the Knowledge of First Star any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

4.23. Fairness Opinion.

First Star has received a written opinion from KBW to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of First Star pursuant to this Agreement is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.24. Trust Accounts.

FSB and each of its subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither FSB nor any other First Star Subsidiary, and to the Knowledge of First Star, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

4.25. Intellectual Property.

First Star and each First Star Subsidiary owns or, to First Star’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of First Star’s or each of First Star’s Subsidiaries’ business, and neither First Star nor any First Star Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. First Star and each First Star Subsidiary has performed all the material obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of First Star, the conduct of the business of First Star and each First Star Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

4.26. Labor Matters.

There are no labor or collective bargaining agreements to which First Star or any First Star Subsidiary is a party. To the Knowledge of First Star, there is no union organizing effort pending or to the Knowledge of First Star, threatened against First Star or any First Star Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of First Star, threatened against First Star or any First Star Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of First Star, threatened against First Star or any First Star Subsidiary (other than routine employee grievances that are not related to union employees). First Star and each First Star Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

4.27. First Star Information Supplied.

The information relating to First Star and any First Star Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ESSA

5.1. Standard. ESSA represents and warrants to First Star that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth in the ESSA Disclosure Schedules delivered by ESSA to First Star on the date hereof, and except as to any representation or warranty which relates to a specific date. ESSA has made a good faith effort to ensure that the disclosure on each schedule of the ESSA Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the ESSA Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. References to the Knowledge of ESSA shall include the Knowledge of ESSA Bank.

5.2. Organization.

5.2.1. ESSA is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and is duly registered as a savings and loan holding company under the HOLA. ESSA has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

5.2.2. ESSA Bank is a savings and loan association duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. The deposits of ESSA Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. ESSA Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

5.2.3. ESSA Disclosure Schedule 5.2.3 sets forth each ESSA Subsidiary. Each ESSA Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

5.2.4. The respective minute books of ESSA and each ESSA Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

5.2.5. Prior to the date of this Agreement, ESSA has made available to First Star true and correct copies of the certificate of incorporation and bylaws of ESSA and ESSA Bank and the ESSA Subsidiaries.

5.3. Capitalization.

5.3.1. The authorized capital stock of ESSA consists of 40,000,000 shares of common stock, $0.01 par value, of which 12,109,622 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 10,000,000 shares of preferred stock,

$0.01 par value (“ESSA Preferred Stock”), none of which are outstanding. There are 4,871,278 shares of ESSA Common Stock held by ESSA as treasury stock. Neither ESSA nor any ESSA Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of ESSA Common Stock, or any other security of ESSA or any securities representing the right to vote, purchase or otherwise receive any shares of ESSA Common Stock or any other security of ESSA, other than shares issuable under the ESSA Stock Benefit Plans.

5.3.2. ESSA owns all of the capital stock of ESSA Bank free and clear of any lien or encumbrance.

5.3.3. To the Knowledge of ESSA, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of ESSA Common Stock, other than as disclosed on ESSA Disclosure Schedule 5.3.3.

5.4. Authority; No Violation.

5.4.1. ESSA has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by ESSA and the completion by ESSA of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of ESSA, and no other corporate proceedings on the part of ESSA, are necessary to complete the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by ESSA, and subject to the receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by First Star, constitutes the valid and binding obligations of ESSA, enforceable against ESSA in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

5.4.2. Subject to receipt of Regulatory Approvals and First Star’s and ESSA’s compliance with any conditions contained therein, (A) the execution and delivery of this Agreement by ESSA, (B) the consummation of the transactions contemplated hereby, and (C) compliance by ESSA with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of ESSA or any ESSA Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to ESSA or any ESSA Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of ESSA or any ESSA Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on ESSA.

5.5. Consents.

Except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing of the Certificate of Merger with the Secretary of State of the Commonwealth of Pennsylvania, (c) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (d) approval of the listing of ESSA Common Stock to be issued in the Merger on the Nasdaq, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of ESSA Common Stock pursuant to this Agreement, and (f) the approval of this Agreement by the requisite vote of the shareholders of First Star, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to ESSA’s Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by ESSA, and (y) the completion of the Merger and the Bank Merger. ESSA has no reason to believe that any Regulatory Approvals or other required consents or approvals will not be received.

5.6. Financial Statements.

5.6.1. ESSA has previously made available to First Star the ESSA Financial Statements. The ESSA Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of ESSA and the ESSA Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

5.6.2. At the date of each balance sheet included in the ESSA Financial Statements, ESSA did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such ESSA Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

5.6.3. The records, systems, controls, data and information of ESSA and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic,

mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of ESSA or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.6.3. ESSA (x) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (y) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to ESSA, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of ESSA by others within those entities, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to ESSA’s outside auditors and the audit committee of ESSA’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect ESSA’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in ESSA’s internal control over financial reporting. As of the date hereof, to the knowledge of ESSA, its chief executive officer and chief financial officer will be able to give the certifications required pursuant to the rules and regulations adopted pursuant to Section 302 of the Sarbanes-Oxley Act, without qualification, when next due.

5.6.4. The allowance for credit losses reflected in ESSA’s audited statement of condition at September 30, 2011 was, and the allowance for credit losses shown on the balance sheets in ESSA’s Securities Documents for periods ending after September 30, 2011 will be, adequate, as of the dates thereof, under GAAP.

5.7. Taxes.

ESSA and the ESSA Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). ESSA and each ESSA Subsidiary has duly filed all federal, state and material local tax returns required to be filed by or with respect to ESSA and every ESSA Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns, to the Knowledge of ESSA, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from ESSA and any ESSA Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. ESSA has received no written notice of, and to ESSA’s Knowledge there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of ESSA or any ESSA Subsidiary, and no written claim has been made by any authority in a jurisdiction where ESSA or any ESSA Subsidiary does not file tax returns that ESSA or any ESSA Subsidiary is subject to taxation in that jurisdiction. ESSA and the ESSA Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. ESSA and each ESSA Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and ESSA and each ESSA Subsidiary, to the Knowledge of ESSA, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

5.8. No Material Adverse Effect.

ESSA has not suffered any Material Adverse Effect since September 30, 2011 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on ESSA.

5.9. Ownership of Property; Insurance Coverage.

5.9.1. ESSA and each ESSA Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by ESSA or each ESSA Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the ESSA Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a ESSA Subsidiary acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the ESSA Financial Statements. ESSA and the ESSA Subsidiaries, as lessee, have the right under valid and enforceable leases of real and personal properties used by ESSA and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. To ESSA’s knowledge, neither ESSA or any ESSA Subsidiary is in default in any material respect under any lease for any real or personal property to which either ESSA or any ESSA Subsidiary is a party, and there has not occurred any event that, with lapse of time or the giving of notice or both, would constitute such default, except for such defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on ESSA.

5.10. Legal Proceedings.

Neither ESSA nor any ESSA Subsidiary is a party to any, and there are no pending or, to the Knowledge of ESSA, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against ESSA or any ESSA Subsidiary, (ii) to which ESSA or any ESSA Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which would reasonably be expected to adversely affect the ability of ESSA to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

5.11. Compliance With Applicable Law.

5.11.1. To the Knowledge of ESSA, each of ESSA and each ESSA Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither ESSA nor any ESSA Subsidiary has received any written notice to the contrary. The Board of Directors of ESSA Bank has adopted and ESSA Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

5.11.2. Each of ESSA and each ESSA Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of ESSA, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

5.11.3. For the period beginning January 1, 2010, neither ESSA nor any ESSA Subsidiary has received any written notification or, to the Knowledge of ESSA, any other communication from any Bank Regulator (i) asserting that ESSA or any ESSA Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to ESSA or ESSA Bank; (iii) requiring or threatening to require ESSA or any ESSA Subsidiary, or indicating that ESSA or any ESSA Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of ESSA or any ESSA Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of ESSA or any ESSA Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as an “ESSA Regulatory Agreement”). Neither ESSA nor any ESSA Subsidiary has consented to or entered into any currently effective ESSA Regulatory Agreement. The most recent regulatory rating given to ESSA Bank as to compliance with the CRA is satisfactory or better.

5.12. Employee Benefit Plans.

5.12.1. ESSA Disclosure Schedule 5.12.1 includes a list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, employee stock ownership, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit, and fringe benefit plans and all other benefit practices, policies and arrangements maintained by ESSA or any ESSA Subsidiary and in which employees in general may participate (the “ESSA Compensation and Benefit Plans”).

5.12.2. Each ESSA Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA, and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each ESSA Compensation and Benefit Plan which is a Pension Plan and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and ESSA is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of ESSA, threatened action, suit or claim relating to any of the ESSA Compensation and Benefit Plans (other than routine claims for benefits). Neither ESSA nor any ESSA Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any ESSA Compensation and Benefit Plan that would reasonably be expected to subject ESSA or any ESSA Subsidiary to a material unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

5.12.3. No liability to any Governmental Entity, other than PBGC premiums arising in the ordinary course of business, has been or is expected by ESSA or any ESSA Subsidiary with respect to any ESSA Compensation and Benefit Plan which is subject to Title IV of ERISA (“ESSA Pension Plan”) currently or formerly maintained by ESSA or any entity which is considered one employer with ESSA under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “ESSA ERISA Affiliate”). No ESSA Defined Benefit Plan had an “accumulated funding deficiency” (as defined in Section 431 of the Code), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof. The fair market value of the assets of each ESSA Defined Benefit Plan exceeds the present value of the benefits guaranteed under Section 4022 of ERISA under such ESSA Defined Benefit Plan as of the end of the most recent plan year with respect to the respective ESSA Defined Benefit Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such ESSA Defined Benefit Plan as of the date hereof; and no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any ESSA Defined Benefit Plan within the 12-month period ending on the date hereof. Neither ESSA nor any of its Subsidiaries has provided, or is required to provide, security to any ESSA Defined Benefit Plan or has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

5.12.4. All material contributions required to be made under the terms of any ESSA Compensation and Benefit Plan have been timely made, and all anticipated contributions and funding obligations are accrued on ESSA’s consolidated financial statements to the extent required by GAAP. ESSA and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable ESSA Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

5.13. Environmental Matters.

5.13.1. To the Knowledge of ESSA, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it (including, without limitation, in a fiduciary or agency capacity), or on which it holds a lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon ESSA or any ESSA Subsidiary. To the Knowledge of ESSA, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to ESSA or any ESSA Subsidiary by reason of any Environmental Laws. Neither ESSA nor any ESSA Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that ESSA or any ESSA Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon ESSA or any ESSA Subsidiary.

5.13.2. There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the ESSA ‘s Knowledge, threatened, before any court, governmental agency or other forum against ESSA or any ESSA Subsidiary (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release (defined herein) into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by ESSA or any ESSA Subsidiary.

5.14. Securities Documents

5.14.1 ESSA has made available to First Star copies of its (i) annual reports on Form 10-K for the years ended September 30, 2011, 2010 and 2009, (ii) and (iii) proxy materials used or for use in connection with its meetings of shareholders held in 2011, 2010 and 2009. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Securities Laws.

5.14.2 In ESSA’s reasonable judgment, the allowance for loan losses reflected in ESSA’s audited consolidated balance sheet at September 30, 2011 was, and the allowance for loan losses shown on the balance sheet in ESSA’s Securities Documents at September 30, 2011 was adequate in all material respects, as of the date thereof, under GAAP.

5.15. Brokers, Finders and Financial Advisors

Neither ESSA nor any ESSA Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Ambassador Financial Group, Inc. and the fee payable pursuant thereto.

5.16. ESSA Common Stock

The shares of ESSA Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

5.17. ESSA Information Supplied

The information relating to ESSA and any ESSA Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Merger Registration Statement will comply with the provisions of the Exchange Act and the rules and regulations thereunder and the provisions of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by ESSA with respect to statements made or incorporated by reference therein based on information supplied by First Star specifically for inclusion or incorporation by reference in the Merger Registration Statement.

5.18. PBCL Sections 2538 and 2553

Other than by reason of this Agreement or the transactions contemplated hereby, ESSA is not an “interested shareholder” (as defined in Sections 2538 or 2553 of the PBCL) of First Star.

ARTICLE VI

COVENANTS OF FIRST STAR

6.1. Conduct of Business.

6.1.1. Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of ESSA, which consent shall not be unreasonably withheld, conditioned or delayed, First Star will, and it will cause each First Star Subsidiary to: operate its business, only in the usual, regular and ordinary course of business consistent with past practice; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would, or would be reasonably likely to, (i) materially adversely affect the ability of the parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement.

6.1.2. Negative Covenants. First Star agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, set forth in First Star Disclosure Schedule 6.1.2, or consented to by ESSA in writing (which consent shall not be unreasonably withheld, conditioned or delayed), it will not, and it will cause each First Star Subsidiary not to:

(A) change or waive any provision of its Articles of Incorporation, Charter or Bylaws, except as required by law, appoint a new director to the board of directors, or allow dissenters rights to its stockholders as authorized by Pennsylvania law;

(B) change the number of authorized or issued shares of its capital stock, issue any shares of First Star Common Stock or First Star Preferred Stock, including any shares that are held as “treasury shares” as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award of any options, warrants or similar instruments, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that any First Star Subsidiary may pay dividends to its parent company (as permitted under applicable law or regulations) consistent with past practice.

(C) enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business;

(D) make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(E) grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on First Star Disclosure Schedule 4.9.1 and 4.13.1, and (ii) pay increases in the ordinary course of business consistent with past practice to non-officer employees, and (iii) as may be required by law. Neither First Star nor any First Star Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $50,000, provided that First Star or an First Star Subsidiary may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

(F) enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or

make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice, provided that the foregoing shall not prohibit First Star from changing the provider of its dental, long and short term disability and employee life insurance policies to Guardian Insurance Company effective January 1, 2012 in consultation with ESSA.

(G) merge or consolidate First Star or any First Star Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of First Star or any First Star Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between First Star, or any First Star Subsidiary, and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; voluntarily revoke or surrender by any First Star Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(H) sell or otherwise dispose of the capital stock of First Star or sell or otherwise dispose of any asset of First Star or of any First Star Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of First Star or of any First Star Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(I) voluntarily take any action that is intended or may reasonably be expected to result in any of the representations and warranties of First Star or FSB set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

(J) materially change any method, practice or principle of accounting, except as may be required from time to time by GAAP or any Bank Regulator responsible for regulating First Star or FSB;

(K) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which First Star or any First Star Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

(L) purchase any equity securities, or purchase any securities other than (i) Federal Farm Credit obligations or other securities having the full faith and credit of the United States, and (ii) having a face amount of not more than $2.0 million with a maturity date of three years or less;

(M) except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on the First Star Disclosure Schedule 6.12(M), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in an amount in excess of $500,000 for a commercial real estate loan or $250,000 for a commercial business loan, or in excess of $417,000 for a residential loan. In addition, the prior approval of ESSA is required with respect to the foregoing: (i) any new loan or credit facility commitment in an amount of $350,000 or greater to any borrower or group of affiliated borrowers whose credit exposure with FSB, First Star or any First Star Subsidiary, in the aggregate, exceeds $1.0 million prior thereto or as a result thereof; (ii) any new loan or credit facility commitment in excess of $417,000 to any person residing, or any property located, outside of the Commonwealth of Pennsylvania; and (iii) any new loan or loan commitment to any director or executive officer.

(N) except as set forth on the First Star Disclosure Schedule 6.12(N), enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(O) enter into any futures contract, option, interest rate caps (other than with respect to residential ARMs), interest rate floors (other than with respect to commercial loans), interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(P) except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(Q) make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; or other material banking policies except as may be required by changes in applicable law or regulations or by a Bank Regulator;

(R) except for the execution of this Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any First Star Employee Plan;

(S) except as set forth in First Star Disclosure Schedule 6.12(S), make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(T) except as set forth in First Star Disclosure Schedule 6.12(T), purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(U) except as may be necessary to comply with First Star’s obligations under Section 9.2.4 hereof, sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) other than in the ordinary course of business consistent with past practice, and provided that ESSA Bank will be given the first opportunity to purchase any loan participation being sold, or sell OREO properties (other than sales of OREO which generate a net book loss of not more than $50,000 per property);

(V) undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by First Star or FSB of more than $25,000 annually, or containing any financial commitment extending beyond 24 months from the date hereof;

(W) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(X) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Materials of Environmental Concern;

(Y) purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(Z) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with ESSA and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of ESSA (which shall not be unreasonably withheld) or issue any broadly distributed communication of a general nature to customers without the prior approval of ESSA (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby; or

(AA) agree to do any of the foregoing.

6.2. Current Information.

6.2.1. During the period from the date of this Agreement to the Effective Time, First Star will cause one or more of its representatives to confer with representatives of ESSA and report the general status of its ongoing operations at such times as ESSA may reasonably request. First Star will promptly notify ESSA of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving First Star or any First Star Subsidiary. Without limiting the foregoing, senior officers of ESSA and First Star shall meet on a monthly basis to review the financial and operational affairs of First Star and its Subsidiaries, in accordance with applicable law, and First Star shall give due consideration to ESSA’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither ESSA nor any ESSA Subsidiary shall under any circumstance be permitted to exercise control of First Star or any First Star Subsidiary prior to the Effective Time.

6.2.2. FSB and ESSA Bank shall meet on a regular basis to discuss and plan for the conversion of FSB’s data processing and related electronic informational systems to those used by ESSA Bank, which planning shall include, but not be limited to, discussion of the possible termination by FSB of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by FSB in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that FSB shall not be obligated to take any such action prior to the Effective Time and, unless FSB otherwise agrees, no conversion shall take place prior to the Effective Time.

6.2.3. FSB shall provide ESSA Bank, within fifteen (15) business days of the end of each calendar month, a written list of all First Star Delinquent Loans. On a monthly basis, First Star shall provide ESSA Bank with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

6.2.4. First Star shall promptly inform ESSA upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of First Star or any First Star Subsidiary under any labor or employment law.

6.3. Access to Properties and Records.

Subject to Section 12.1 hereof, First Star shall permit ESSA reasonable access during normal business hours upon reasonable notice to its properties and those of the First Star Subsidiaries, and shall disclose and make available to ESSA during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter First Star reasonably determines should be treated as confidential) and shareholders’ meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which ESSA may have a reasonable interest; provided, however, that First Star shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. First Star shall provide and shall request its auditors to provide ESSA with such historical financial information regarding it (and related audit reports and consents) as ESSA may reasonably request for securities disclosure purposes. ESSA shall use commercially reasonable efforts to minimize any interference with First Star’s regular business operations during any such access to First Star’s property, books and records. First Star shall permit ESSA, at its expense, to cause a “Phase I Environmental Site Assessment” (“Phase I ESA”) in conformance with American Society for Testing materials “ASTM”) Standard 1527-05 (as amended) to be performed at each Branch at any time prior to the Closing Date, and to the extent such Phase I ESA recommends performance of a Phase II Environmental Site Assessment (the “Phase II”) prior to the Closing only to the extent that the Phase II is within the scope of additional testing recommended by the Phase I ESA to be performed as a result of a “Recognized Environmental Condition” (as such term is defined by the ASTM) that was discovered in the Phase I ESA and provided that as to any Phase II performed at a Branch which FSB leases, the landlord pursuant to the applicable lease has consented to such Phase II if such consent is necessary pursuant to the lease. FSB will use its commercially reasonable efforts (at no cost to FSB) to obtain such landlord consent. Prior to performing any Phase II, ESSA will provide First Star with a copy of its proposed work plan and ESSA will cooperate in good faith with First Star to address any comments or suggestions made by First Star regarding the work plan. ESSA and its environmental consultant shall conduct all environmental assessments pursuant to this Section at mutually agreeable times and so as to eliminate or minimize to the greatest extent possible interference with First Star’s operation of its business, and ESSA shall maintain or cause to be maintained reasonably adequate insurance with respect to any assessment conducted hereunder. ESSA shall be required to restore each property to substantially its pre-assessment condition.

6.4. Financial and Other Statements.

6.4.1. Promptly upon receipt thereof, First Star will furnish to ESSA copies of each annual, interim or special audit of the books of First Star and the First Star Subsidiaries made by its independent auditors and copies of all internal control reports submitted to First Star by such auditors in connection with each annual, interim or special audit of the books of First Star and the First Star Subsidiaries made by such auditors.

6.4.2. As soon as reasonably available, but in no event later than the date such documents are filed with the Bank Regulators, First Star will deliver to ESSA the Regulatory Reports. First Star will furnish to ESSA copies of all documents, statements and reports as it or any First Star Subsidiary shall send to its shareholders, the FDIC, the FRB, the Department or any other regulatory authority, except as legally prohibited thereby. Within 15 days after the end of each month, First Star will deliver to ESSA a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.

6.4.3. First Star will advise ESSA promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of First Star or any of the First Star Subsidiaries.

6.4.4. With reasonable promptness, First Star will furnish to ESSA such additional financial data that First Star possesses and as ESSA may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

6.5. Maintenance of Insurance.

First Star shall maintain, and cause each First Star Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business.

6.6. Disclosure Supplements.

From time to time prior to the Effective Time, First Star will promptly supplement or amend the First Star Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such First Star Disclosure Schedule or which is necessary to correct any information in such First Star Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to such First Star Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7. Consents and Approvals of Third Parties.

First Star shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

6.8. All Reasonable Efforts.

Subject to the terms and conditions herein provided, First Star agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

6.9. Failure to Fulfill Conditions.

In the event that First Star determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify ESSA.

6.10. No Solicitation.

(a) First Star shall not, and shall cause its Subsidiaries and the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the “Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than ESSA) any information or data with respect to First Star or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which First Star is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition

Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by First Star or any Representative, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of First Star or otherwise, shall be deemed to be a breach of this Agreement by First Star. First Star and its Subsidiaries shall, and shall cause each of First Star Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from ESSA), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving First Star or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of First Star or any of its Subsidiaries representing, in the aggregate, twenty-five percent (25%) or more of the assets of First Star and its Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of First Star or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of First Star or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b) Notwithstanding Section 6.10(a), First Star may take any of the actions described in clause (ii) of Section 6.10(a) if, but only if, (i) First Star has received a bona fide unsolicited written Acquisition Proposal, prior to the First Star Shareholders Meeting, that did not result from a breach of this Section 6.10; (ii) the First Star Board determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal; (iii) First Star has provided ESSA with at least one (1) Business Day’s prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to First Star or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, First Star receives from such Person a confidentiality agreement with terms no less favorable to First Star than those contained in the Confidentiality Agreement. First Star shall promptly provide to ESSA any non-public information regarding First Star or its Subsidiaries provided to any other Person that was not previously provided to ESSA, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the First Star Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of First Star Common Stock or all, or substantially all, of the assets of First Star and its Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of First Star Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to First Star’s shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (B) is, in light of the other terms of such proposal, more favorable to First Star’s shareholders than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

(c) First Star shall promptly (and in any event within twenty-four (24) hours) notify ESSA in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, First Star or any First Star Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications). First Star agrees that it shall keep ESSA informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d) Subject to Section 6(10(e), neither the First Star Board nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to ESSA in connection with the transactions contemplated by this Agreement (including the Merger), the First Star Recommendation (as defined in Section 8.1), or make any statement, filing or release, in connection with First Star Shareholders Meeting or otherwise, inconsistent with the First Star Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the First Star Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause First Star or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.10(b)) or (B) requiring First Star to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding Section 6.10(d), prior to the date of First Star Shareholders Meeting, the First Star Board may approve or recommend to the shareholders of First Star a Superior Proposal and withdraw, qualify or modify the First Star Recommendation in connection therewith (a “First Star Subsequent Determination”) after the third (3rd) Business Day following ESSA’s receipt of a notice (the “Notice of Superior Proposal”) from First Star advising ESSA that the First Star Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.10) constitutes a Superior Proposal (it being understood that First Star shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that First Star proposes to accept and the subsequent notice period shall be two (2) business days) if, but only if, (i) the First Star Board has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor, that the failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties to First Star’s shareholders under applicable law, and (ii) at the end of such three (3) Business Day period or the two (2) Business Day Period (as the case may be), after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by ESSA since its receipt of such Notice of Superior Proposal (provided, however, that ESSA shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), First Star Board has again in good faith made the determination (A) in clause (i) of this Section 6.10(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. Notwithstanding the foregoing, the changing, qualifying or modifying of the First Star Recommendation or the making of a First Star Subsequent Determination by the First Star Board shall not change the approval of the First Star Board for purposes of causing any Takeover Laws to be inapplicable to this Agreement and the First Star Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.

(f) Nothing contained in this Section 6.10 shall prohibit First Star or the First Star Board from complying with First Star’s obligations required under Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in First Star Recommendation unless First Star Board reaffirms First Star Recommendation in such disclosure.

6.11. Board of Directors and Committee Meetings.

First Star and FSB shall permit representatives of ESSA (no more than one) to attend any meeting of the Board of Directors of First Star and/or FSB or the Executive and Loan Committees thereof as an observer, provided that neither First Star nor FSB shall be required to permit the ESSA representative to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of First Star or FSB or during any other matter that the respective Board of Directors has reasonably determined to be confidential with respect to ESSA’s participation. ESSA shall bear all legal and financial responsibility for ensuring that observer rights shall not constitute control of First Star or FSB under applicable laws.

6.12. First Star Preferred Stock.

First Star shall take all actions necessary to require conversion of all outstanding First Star Series B Preferred Stock, and to convert all First Star Preferred Stock into First Star Common Stock, all in accordance with their terms and with the conversions to be effective at the later of (i) the Mailing Date or (ii) within five (5) business days of the receipt of all applicable Regulatory Approvals.

6.13. Notice of Redemption.

If requested by ESSA, First Star shall take all actions required to give adequate and timely notice of redemption to holders of, as well as the trustee of, the Junior Subordinated Debt Securities, such that all such securities may be redeemed as soon as practicable immediately following the Effective Time.

ARTICLE VII

COVENANTS OF ESSA

7.1. Conduct of Business.

During the period from the date of this Agreement to the Effective Time, except with the written consent of First Star, which consent will not be unreasonably withheld, ESSA will, and it will cause each ESSA Subsidiary to use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would, or would be reasonably likely to: (i) adversely affect the ability of the parties to obtain the Regulatory Approvals or other approvals of Governmental Entities required for the transaction contemplated hereby, or materially increase the period of time necessary to obtain such approvals; (ii) adversely affect its ability to perform its covenants and agreements under this Agreement; or (iii) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

7.2. Current Information.

During the period from the date of this Agreement to the Effective Time, ESSA will cause one or more of its representatives to confer with representatives of First Star and report the general status of its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby, at such times as First Star may reasonably request. ESSA will promptly notify First Star, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), which might adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals; or the institution of material litigation involving ESSA and any ESSA Subsidiary. ESSA shall be reasonably responsive to requests by First Star for access to such information and personnel regarding ESSA and its Subsidiaries as may be reasonably necessary for First Star to confirm that the representations and warranties of ESSA contained herein are true and correct and that the covenants of ESSA contained herein have been performed in all material respects; provided, however, that ESSA shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in ESSA’s reasonable judgment, would interfere with the normal conduct of ESSA’s business or would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel.

7.3. Financial and Other Statements.

ESSA will make available to First Star the Securities Documents filed by it with the SEC under the Securities Laws. ESSA will furnish to First Star copies of all documents, statements and reports as it or ESSA file with any other Bank Regulator authority with respect to the Merger. ESSA will furnish to First Star copies of all documents, statements and reports as it or any ESSA Subsidiary sends to the shareholders of ESSA.

7.4. Disclosure Supplements.

From time to time prior to the Effective Time, ESSA will promptly supplement or amend the ESSA Disclosure Schedule delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such ESSA Disclosure Schedule or which is necessary to correct any information in such ESSA Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to such ESSA Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.5. Consents and Approvals of Third Parties.

ESSA shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals, necessary or desirable for the consummation of the transactions contemplated by this Agreement.

7.6. All Reasonable Efforts.

Subject to the terms and conditions herein provided, ESSA agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

7.7. Failure to Fulfill Conditions.

In the event that ESSA determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify First Star.

7.8. Employee Benefits.

7.8.1. ESSA will review all First Star Compensation and Benefit Plans to determine whether to maintain, terminate or continue such plans. In the event employee compensation and/or benefits as currently provided by First Star or any First Star Subsidiary are changed or terminated by ESSA, in whole or in part, ESSA shall provide Continuing Employees (as defined below) with compensation and benefits that are, in the aggregate, substantially similar to the compensation and benefits provided to similarly situated employees of ESSA or applicable ESSA Subsidiary (as of the date any such compensation or benefit is provided). Employees of First Star or any First Star Subsidiary who become participants in an ESSA Compensation and Benefit Plan (other than the ESSA tax-qualified employee stock ownership plan (“ESOP”) and ESSA tax-qualified defined benefit plan (“DBP”) shall, for purposes of determining eligibility for and for any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes) be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of First Star or FSB or any predecessor thereto prior to the Effective Time. Continuing Employees shall be eligible to join the ESSA ESOP on January 1, 2013 and shall receive past service credit for eligibility and vesting purposes (but not for benefit accrual purposes) under the ESSA ESOP. This Agreement shall not be construed to limit the ability of ESSA or ESSA Bank to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes (including terminating any program) as they deem appropriate. If ESSA determines that the First Star 401(k) Plan will be terminated immediately prior to the Effective Time, ESSA shall request the First Star 401(k) Plan vendors and the ESSA 401(k) Plan vendors to take steps (including amending the plan documents and outstanding plan loan documents) that would allow First Star Continuing Employees (as defined in the next paragraph) who have outstanding participant loans under the First Star 401(k) Plan to (i) continue repaying such loans through payroll deduction following the termination of the First Star 401(k) Plan until such time as final distributions are made under the terminated First Star 401(k) Plan (which may be after the Internal Revenue Service has issued a favorable determination letter on the termination of the First Star 401(k) Plan, which could take twelve months or longer); and (ii) to allow such Continuing Employees to make a tax-free rollover of their First Star 401(k) Plan account into ESSA’s 401(k) Plan, including the outstanding balance on such loans; provided, however, that such loan repayments as described above are contingent upon the First Star’s 401(k) Plan vendors and ESSA’s 401(k) Plan vendors being able to accommodate such loan repayments and loan rollover without incurring substantial additional cost to ESSA, as determined by ESSA in its sole discretion and provided further that such plan loan arrangements shall not apply to any First Star employees who are not Continuing Employees.

7.8.2. ESSA to Honor Agreements. ESSA agrees to honor all employment agreements, change in control agreements, severance agreements, and deferred compensation agreements that First Star has with its current and former employees and which have been identified in First Star Disclosure Schedule 4.13.1, except to the extent any such agreements shall be superseded or terminated at the Closing Date or following the Closing Date with the written consent of the affected parties. First Star shall, prior to the Effective Time, use its reasonable best efforts to obtain from each of the individuals named in First Star Disclosure Schedule 7.8.2 an agreement, in the form of Exhibit B hereto, setting forth the method in which his or her rights under the specified programs will be settled (the amount of each such payment to be limited to the amounts specified in First Star Disclosure Schedule 7.8.2) in the event such individuals are entitled to payment or benefits (each, a “Settlement Agreement”). Notwithstanding anything contained in the agreements set forth on First Star Disclosure Schedules 4.13.1 or 7.8.2 or in this Agreement, no payment shall be made under any employment, deferred compensation, change of control, severance contract, stock option plan or plan that would constitute a “parachute payment” (as such term is defined in Section 280G of the Code), and to the extent any such payment would constitute a “parachute payment,” the payment will be reduced to $1.00 less than the amount that would be considered a “parachute payment.” In addition, the Settlement Agreement shall provide that an individual shall receive cash in lieu of continued insurance benefits in the event providing such insurance benefits would result in ESSA incurring taxes or penalties under The Patient Protection and Affordable Care Act or similar legislation, laws or regulations, as in effect at the time that such benefit becomes due or as may be amended from time to time. Such cash payment shall be delivered in a manner consistent with the requirements of Code Section 409A and shall be in an amount reasonably estimated to be equivalent to the present value, using the applicable federal rate (100% of the mid-term) published by the IRS for December 2011 and determined as the date of this Agreement, of the premium payments required to obtain the continued insurance benefits referenced in the preceding sentence on a self-pay basis that would otherwise be provided to the individual.

7.8.3. Any employee of First Star or any First Star Subsidiary who is not a party to an employment, consulting, change in control or severance agreement or contract providing severance payments and whose employment is involuntarily terminated without cause at or before the Effective Time or within twelve (12) months after the Effective Time, shall receive severance benefits in the amount of two weeks of salary for every full year served, up to a maximum of twenty-six weeks. Any employees of First Star or any First Star Subsidiary who continue employment with ESSA or an ESSA Subsidiary for more than twelve (12) months after the Effective Time shall, upon any subsequent termination of employment, be covered by and eligible to receive severance benefits under the then-current ESSA severance plan.

7.8.4. In the event of any termination or consolidation of any First Star health plan with any ESSA health plan, ESSA shall make available to employees of First Star or any First Star Subsidiary who continue employment with ESSA or an ESSA Subsidiary (“Continuing Employees”) and their dependents employer-provided health coverage on the same basis as it provides such coverage to ESSA employees. Unless a Continuing Employee affirmatively terminates coverage under an First Star health plan prior to the time that such Continuing Employee becomes eligible to participate in the ESSA health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the First Star health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of ESSA and their dependents and ESSA shall request ESSA’s health plan vendor to credit such Continuing Employees for all year-to-date expenses incurred by such Continuing Employees under the First Star health plan against deductibles and other out-of-pocket limits under the ESSA health plan, but ESSA will not guarantee that ESSA’s health plan vendor will honor such request. In the event of a termination or consolidation of any First Star health plan, terminated First Star employees and qualified beneficiaries will have the right to continued coverage under group health plans of ESSA in accordance with COBRA.

7.9. Directors and Officers Indemnification and Insurance.

7.9.1. For a period of six years after the Effective Time, ESSA shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer, director or employee of First Star or an First Star Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of ESSA, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director, officer or employee of First Star or an First Star Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent as would have been permitted by First Star under the PCBL and under First Star’s Certificate of Incorporation and Bylaws. ESSA shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent as would have been permitted by First Star under the PCBL and under First Star’s Certificate of Incorporation and Bylaws, upon receipt of an undertaking to repay such advance payments if he shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this Section 7.9.1 upon learning of any Claim, shall notify ESSA (but the failure so to notify ESSA shall not relieve it from any liability which it may have under this Section 7.9.1, except to the extent such failure materially prejudices ESSA) and shall deliver to ESSA the undertaking referred to in the previous section.

7.9.2. In the event that either ESSA or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of ESSA shall assume the obligations set forth in this Section 7.9.

7.9.3. ESSA shall maintain, or shall cause ESSA Bank to maintain, in effect for six years following the Effective Time, the current directors’ and officers’ liability insurance policies covering the officers and directors of First Star (provided, that ESSA may substitute therefore policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring at or prior to the Effective Time; provided, however, that in no event shall ESSA be required to expend pursuant to this Section 7.9.3 more than 175% of the annual cost currently expended by First Star with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, ESSA shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for a premium equal to the Maximum Amount. In connection with the foregoing, First Star agrees in order for ESSA to fulfill its agreement to provide directors and officers liability insurance policies for six years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims.

7.9.4. The obligations of ESSA provided under this Section 7.9 are intended to be enforceable against ESSA directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of ESSA.

7.9.5. ESSA shall establish and utilize, with the cooperation of First Star, a retention bonus pool in an amount not to exceed Fifty Thousand Dollars ($50,000.00) for the payment of retention bonuses to First Star employees through the Closing Date and, in some instances, through a date following the Closing Date.

7.10. Stock Listing.

ESSA agrees to list on the Nasdaq (or such other national securities exchange on which the shares of the ESSA Common Stock shall be listed as of the date of consummation of the Merger), subject to official notice of issuance, the shares of ESSA Common Stock to be issued in the Merger.

7.11. Stock and Cash Reserve.

ESSA agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of its common stock and to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations under this Agreement.

ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1. First Star Shareholder Meeting.

First Star will (i) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “First Star Shareholders Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in First Star’s reasonable judgment, necessary or desirable, (ii) subject to Section 6.10, have its Board of Directors recommend approval of this Agreement to the First Star shareholders (the “First Star Recommendation”).

8.2. Proxy Statement-Prospectus.

8.2.1. For the purposes (x) of registering ESSA Common Stock to be offered to holders of First Star Common Stock in connection with the Merger with the SEC under the Securities Act and (y) of holding the First Star Shareholders Meeting, ESSA shall draft and prepare, and First Star shall cooperate in the preparation of, the Merger Registration Statement, including a combined proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed to the First Star shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). ESSA shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of ESSA and First Star shall use their best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and each of First Star and ESSA shall thereafter promptly mail the Proxy Statement-Prospectus to the First Star shareholders. ESSA shall also use its best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and First Star shall furnish all information concerning First Star and the holders of First Star Common Stock as may be reasonably requested in connection with any such action.

8.2.2. First Star shall provide ESSA with any information concerning itself that ESSA may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and ESSA shall notify First Star promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to First Star promptly copies of all correspondence between ESSA or any of their representatives and the SEC. ESSA shall give First Star and its counsel the opportunity to review and comment on the Proxy Statement-Prospectus prior to its being filed with the SEC and shall give First Star and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of ESSA and First Star agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of First Star Common Stock entitled to vote at the First Star Shareholders Meeting hereof at the earliest practicable time.

8.2.3. First Star and ESSA shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, First Star shall cooperate with ESSA in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and ESSA shall file an amended Merger Registration Statement with the SEC, and First Star shall mail an amended Proxy Statement-Prospectus to the First Star shareholders. If requested by ESSA, First Star shall obtain a “comfort” letter from its independent certified public accountant, dated as of the date of the Proxy Statement-Prospectus and updated as of the date of consummation of the Merger, with respect to certain financial information regarding First Star, in form and substance that is customary in transactions such as the Merger.

8.3. Regulatory Approvals.

Each of First Star and ESSA will cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the Bank Regulators and any other third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement. First Star and ESSA will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of First Star, ESSA to any Bank Regulatory or governmental body in connection with the Merger, and the other transactions contemplated by this Agreement. First Star shall have the right to review and approve in advance all characterizations of the information relating to First Star and any of its Subsidiaries, which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body. ESSA shall give First Star and its counsel the opportunity to review and comment on each filing prior to its being filed with a Bank Regulator and shall give First Star and its counsel the opportunity to review and comment on all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator.

ARTICLE IX

CLOSING CONDITIONS

9.1. Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1. Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of First Star.

9.1.2. Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3. Regulatory Approvals. All Regulatory Approvals, and other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement, the failure of which to obtain would reasonably be expected to have a Material Adverse Effect, shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors of ESSA, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of First Star, FSB and ESSA or materially impair the value of First Star or FSB to ESSA.

9.1.4. Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of ESSA Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5. Nasdaq Listing. The shares of ESSA Common Stock to be issued in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

9.1.6. Tax Opinion. On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, ESSA shall have received an opinion of Luse Gorman Pomerenk & Schick, P.C., and First Star shall have received an opinion of Stradley Ronon Stevens & Young, LLP, each reasonably acceptable in form and substance to ESSA and First Star, dated as of the Closing Date, substantially to the effect that for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the tax opinion described in this Section 9.1.6, the law firms may require and rely upon customary representations contained in certificates of officers of ESSA and First Star and their respective subsidiaries.

9.2. Conditions to the Obligations of ESSA under this Agreement.

The obligations of ESSA under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.4 at or prior to the Closing Date:

9.2.1. Representations and Warranties. Each of the representations and warranties of First Star and FSB set forth in this Agreement that are qualified as to materiality shall be true and correct, and each of the representations and warranties of First Star and FSB that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made on the Effective Time (except to the extent such representations and warranties speak as of an earlier date); and First Star shall have delivered to ESSA a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer and First Star as of the Effective Time.

9.2.2. Agreements and Covenants. First Star shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and ESSA shall have received a certificate signed on behalf of First Star by the Chief Executive Officer and Chief Financial Officer of First Star to such effect dated as of the Effective Time.

9.2.3. Permits, Authorizations, Etc. First Star shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger.

9.2.4. Loan Relationship. Revisions to the loan relationship included in First Star Disclosure Schedule 9.2.4, to the satisfaction of ESSA, in its sole discretion, such that the outstanding balances and unfunded commitments as of the date hereof as disclosed in First Star Disclosure Schedule 9.2.4 are either: (i) reduced to an aggregate value of less than $4.2 million, other than through First Star Delinquent Loan status or (ii) additional collateral in the form of a $500,000 certificate of deposit is in place, as of the Closing Date.

First Star will furnish ESSA with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as ESSA may reasonably request.

9.3. Conditions to the Obligations of First Star under this Agreement.

The obligations of First Star under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.5 at or prior to the Closing Date:

9.3.1. Representations and Warranties. Each of the representations and warranties of ESSA and ESSA Bank set forth in this Agreement that are qualified as to materiality shall be true and correct, and each of the representations and warranties of ESSA and ESSA Bank that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made on the Effective Time (except to the extent such representations and warranties speak as of an earlier date); and ESSA shall have delivered to First Star a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer and ESSA as of the Effective Time.

9.3.2. Agreements and Covenants. ESSA shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and First Star shall have received a certificate signed on behalf of ESSA by the Chief Executive Officer and Chief Financial Officer to such effect dated as of the Effective Time.

9.3.3. Permits, Authorizations, Etc. ESSA shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger.

9.3.4. Payment of Merger Consideration. ESSA shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide First Star with a certificate evidencing such delivery.

ESSA will furnish First Star with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as First Star may reasonably request.

ARTICLE X

THE CLOSING

10.1. Time and Place.

Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, Suite 780, Washington, D.C. at 10:00 a.m., or at such other place or time upon which ESSA and First Star mutually agree. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, Suite 780, Washington, D.C. at 10:00 a.m. on the day prior to the Closing Date.

10.2. Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to ESSA and First Star the opinions, certificates, and other documents and instruments required to be delivered at the Pre-Closing under Article IX hereof. At or prior to the Closing, ESSA shall have delivered the Merger Consideration as set forth under Section 9.3.4 hereof.

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

11.1. Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of First Star:

11.1.1. At any time by the mutual written agreement of ESSA and First Star;

11.1.2. By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by First Star) or Section 9.3.1 (in the case of a breach of a representation or warranty by ESSA);

11.1.3. By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by First Star) or Section 9.3.2 (in the case of a breach of covenant by ESSA);

11.1.4. At the election of the Board of Directors of either party if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by ESSA and First Star; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

11.1.5. By the Board of Directors of either party if the shareholders of First Star shall have voted at the First Star Shareholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions;

11.1.6. By the Board of Directors of either party if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

11.1.7. Reserved.

11.1.8. By the Board of Directors of ESSA if First Star has received a Superior Proposal, and in accordance with Section 6.10 of this Agreement, the Board of Directors of First Star has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, or withdraws its recommendation of this Agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to ESSA;

11.1.9. By the Board of Directors of First Star if First Star has received a Superior Proposal, and in accordance with Section 6.10 of this Agreement, the Board of Directors of First Star has made a determination to accept such Superior Proposal;

11.1.10. By First Star, if its Board of Directors so determines by a majority vote of the members of its entire Board, at any time during the three business-day period commencing on the Determination Date, such termination to be effective on the 10th day following such Determination Date (“Effective Termination Date”), if the average of the ESSA Market Value for the thirty (30) trading days preceding Determination Date is less than $8.14 subject, however, to the following two sentences. If First Star elects to exercise its termination right pursuant to this Section 11.1.10, it shall give prompt written notice thereof to ESSA (in no event later than noontime on the day after its determination). During the five business day period commencing with its receipt of such notice, ESSA shall have the option to increase the consideration to be received by the holders of First Star Common Stock and First Star Preferred Stock such that the aggregate merger consideration to be received by the holders of First Star Common Stock and First Star Preferred Stock shall be $21.11 million, in the form of ESSA Common Stock, cash or a combination thereof, at the discretion of ESSA.

For purposes of this Section 11.1.10, the following terms shall have the meanings indicated below:

“Determination Date” shall mean the first date on which all Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger and the Bank Merger have been received (disregarding any waiting period).

“ESSA Market Value” shall be the average of the daily closing sales prices of a share of ESSA Common Stock as reported on the Nasdaq for the ten consecutive trading days immediately preceding the Determination Date.

If ESSA declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices of ESSA Common Stock shall be appropriately adjusted for the purposes of applying this Section 11.1.10.

11.2. Effect of Termination.

11.2.1. In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 11.2, 12.1, 12.2, 12.4, 12.5, 12.6, 12.9, 12.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2. If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(B) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(C) As a condition of ESSA’s willingness, and in order to induce ESSA, to enter into this Agreement, and to reimburse ESSA for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, First Star hereby agrees to pay ESSA, and ESSA shall be entitled to payment of a fee of $875,000 (the “ESSA Fee”). The ESSA Fee shall be paid within three business days after written demand for payment is made by ESSA, following the occurrence of any of the events set forth below:

(i) First Star terminates this Agreement pursuant to Section 11.1.9 or ESSA terminates this Agreement pursuant to Section 11.1.8; or

(ii) The entering into a definitive agreement by First Star relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving First Star within twelve months after the occurrence of any of the following: (i) the termination of the Agreement by ESSA pursuant to Section 11.1.2 or 11.1.3 because of, in either case, a willful breach by First Star; or (ii) the failure of the shareholders of First Star to approve this Agreement after the public disclosure or public awareness of an Acquisition Proposal.

(D) The right to receive payment of the ESSA Fee under Section 11.2.2(C) will constitute the sole and exclusive remedy of ESSA against First Star and its Subsidiaries and their respective officers and directors with respect to a termination under (i) or (ii) above.

(E) As a condition of First Star’s willingness, and in order to induce First Star, to enter into this Agreement, and to reimburse First Star for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, ESSA hereby agrees to pay First Star, and First Star shall be entitled to payment of a fee of the lesser of 50% of First Star documented merger related expenses or $150,000 (the “First Star Fee”). The First Star Fee shall be paid within three business days after written demand for payment is made by First Star, following the occurrence of any of the events set forth below:

(i) First Star terminates this Agreement pursuant to Section 11.1.6(i).

(F) The right to receive payment of the First Star Fee under Section 11.2.2(E) will constitute the sole and exclusive remedy of First Star against ESSA and its Subsidiaries and their respective officers and directors with respect to a termination under (i) above.

11.3. Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of First Star), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of First Star, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount, value or changes the form of consideration to be delivered to First Star’s shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XII

MISCELLANEOUS

12.1. Confidentiality.

Except as specifically set forth herein, ESSA and First Star mutually agree to be bound by the terms of the confidentiality agreements dated October 5, 2011 and December 7, 2011 (collectively, the “Confidentiality Agreement”) previously executed by the parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with their respective terms, notwithstanding the termination of this Agreement.

12.2. Public Announcements.

First Star and ESSA shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither First Star nor ESSA shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto.

12.3. Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

12.4. Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:

If to First Star, to:	Joseph T. Svetik First Star Bancorp, Inc. 418 West Broad Street Bethlehem, Pennsylvania 18018 Fax: (610) 997-5655

With required copies (which shall not constitute notice) to:	Christopher Connell, Esq. Stradley Ronon Stevens & Young, LLP 2005 Market Street Suite 2600 Philadelphia, Pennsylvania 19103 Fax: (215) 564-8120

If to ESSA, to:	Gary S. Olson President and Chief Executive Officer ESSA Bank and Trust 200 Palmer Street P.O. Box L Stroudsburg, Pennsylvania 18360 Fax: (570) 421-7158

With required copies (which shall not constitute notice) to:	John J. Gorman, Esq. Marc P. Levy, Esq. Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015 Fax: (202) 362-2902

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) business days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) business day after being delivered to the overnight courier.

12.5. Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Article III and Sections 7.8.2 and 7.9, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.6. Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreements referred to in Section 12.1 hereof) between the parties, both written and oral, with respect to its subject matter.

12.7. Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

12.8. Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.9. Governing Law.

This Agreement shall be governed by the laws of Commonwealth of Pennsylvania.

12.10. Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.11. Specific Performance; Jurisdiction.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in the United States District Court for the Eastern District of Pennsylvania or in any state court in the Commonwealth of Pennsylvania, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Eastern District of Pennsylvania or of any state court located in the Commonwealth of Pennsylvania in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other United States District Court for the Eastern District of Pennsylvania or a state court located in the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, ESSA and First Star have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

ESSA Bancorp, Inc.

Dated: December 21, 2011	By:	/s/ Gary S. Olson
	Name:	Gary S. Olson
	Title:	President and Chief Executive Officer

First Star Bancorp, Inc.

Dated: December 21, 2011	By:	/s/ Joseph T. Svetik
	Name:	Joseph T. Svetik
	Title:	President and Chief Executive Officer